                                                                      EXHIBIT 12

                     GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions of dollars)

                                                     2001             2000             1999             1998             1997
                                                    ------           ------           ------           ------           ------
Consolidated net income                           $  1,785.9       $  1,602.1       $  1,527.3       $  1,325.3       $  1,301.1
Provision for income taxes                           1,074.6*           954.3            960.2            611.7            912.9
                                                  ----------       ----------       ----------       ----------       ----------
Consolidated income before income taxes              2,860.5          2,556.4          2,487.5          1,937.0          2,214.0
                                                  ----------       ----------       ----------       ----------       ----------

Fixed charges
 Interest, debt, discount and expense                7,550.1          8,294.7          6,526.2          5,786.9          5,255.5
 Portion of rentals representative of the
  interest factor                                      107.9            105.2             97.7             79.1             69.8
                                                  ----------       ----------       ----------       ----------       ----------
Total fixed charges                                  7,658.0          8,399.9          6,623.9          5,866.0          5,325.3
                                                  ----------       ----------       ----------       ----------       ----------

Earnings available for fixed charges              $ 10,518.5       $ 10,956.3       $  9,111.4       $  7,803.0       $  7,539.3
                                                  ==========       ==========       ==========       ==========       ==========

Ratio of earnings to fixed charges                      1.37             1.30             1.38             1.33             1.42
                                                  ==========       ==========       ==========       ==========       ==========

* Includes cumulative effect of accounting change of $27.5 million.